Exhibit 4.1

                     BUSINESS CONSULTING SERVICES CONTRACT
                     -------------------------------------

THIS AGREEMENT made as of the 6th day of December, 2002


BETWEEN: NANCY ASHLEY, a private businesswoman and independent consultant, with offices at 777 Custer #17-1, Richardson, TX 75080.

               (hereinafter referred to as "Ashley")

                                                              OF THE FIRST PART

AND: IMMEDIATEK, INC., formerly known as ModernGroove Entertainment, Inc., a business established pursuant to the laws of the State of Nevada, having executive offices at Suite 1200, 2435
               North Central Expressway, Richardson, Texas.

               (hereinafter referred to as  "Immediatek")

                                                             OF THE SECOND PART

WHEREAS:

A) Immediatek wishes to hire Ashley to provide certain business consulting services to Immediatek (as further detailed in Section 2 below), and that Ashley has agreed to provide said services to Immediatek on a consulting basis, and that Ashley is qualified to render the aforesaid services;

B) Ashley has indicated its willingness to accept and undertake the duties and responsibilities on the terms and conditions set out herein, and will perform said duties and responsibilities as an independent contractor to Immediatek; and,

C) The parties have agreed that the terms and conditions of such contractual work will be as hereinafter set forth.


NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, that the parties have agreed as follows:


1.    TERM

Subject to the provisions contained herein, the duration of this Agreement (the "Term") shall be for twelve (12) months unless terminated or renewed in accordance with the terms and provisions of this Agreement. The Agreement may be cancelled by either Party, provided that thirty (30) days advance written notice is given.

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2.    SERVICES / SCOPE OF WORK TO BE PERFORMED

Ashley is hereby engaged by Immediatek in a business consulting capacity for the Term of the Agreement.

Ashley agrees to provide to Immediatek, on a best-efforts basis, such services to Immediatek so as to assist Immediatek in business development, marketing and sales of its products and services. Without limiting the generality of the foregoing, Ashley will also assist Immediatek in developing, studying and evaluating new customer opportunities, strategic relationships, prepare reports and analyses thereon when advisable, and assist in matters of corporate sales activities pertaining thereof.

Ashley agrees to use her best efforts to perform the services required under this Agreement.


3.    REMUNERATION

Immediately upon signing this Agreement, Immediatek shall issue to Ashley the sum of two million (2,000,000) free-trading S-8 common shares of Immediatek (the "Shares"), said sum (the "Fee") to represent the full cost of the work program outlined herein. The Fee shall be issued to Ashley in the form of an unrestricted stock certificate prior to Ashley beginning work pursuant to this Agreement.

Collectively, this Fee shall represent full and complete payment of all professional fees, expenses and sub-contracting wages to be incurred by Ashley in completion of her services pursuant to this Agreement.


4.    GOVERNING LAW

All matters arising out of this Agreement shall be determined and decided under the laws, regulations and rules of the State of Texas.


5.    ARBITRATION

If a dispute should arise under any of the terms of this Agreement, both parties agree to submit the matter to Binding Arbitration according to the rules of the American Arbitration Association. In this regard, a request by either party for arbitration shall be binding on the other. Arbitration shall take place in the state of Texas before a one-arbitrator panel sitting in Dallas County, Texas.

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6.    HEADINGS

The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement.


7.    NO PARTNERSHIP

Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other party.


8.    NO ASSIGNMENT

Neither party hereto may assign hers or its rights or obligations under this Agreement without the prior written consent of the other party hereto.


9.    SURVIVAL

Each party hereby agrees that all representations, warranties and other provisions contained in this Agreement shall forever survive the execution and delivery of this Agreement.


10.   SEVERABILITY

The invalidity or non-enforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or part of this Agreement, and the parties hereby undertake to re-negotiate in good faith any such invalid or unenforceable provision, with a view to concluding valid and enforceable arrangements as nearly as possible the same as those contained in this Agreement.


11.   ENTIRE AGREEMENT

The provisions contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter of this Agreement.


12.   NOTICES

All notices, demands and payments under this Agreement must be in writing and sent by certified mail, or may be delivered personally or by facsimile transmission to the addresses as first written above.

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13.   AMENDMENTS

No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.


14.   COUNTERPARTS

This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original and such counterparts together shall constitute one and the same instrument.


15.   DISCLOSURE

In consideration of the confidential nature of the business contemplated herein, Ashley and Immediatek agree not to disclose or otherwise reveal to any third party any information pertaining to either Ashley or Immediatek business activities without prior written permission, except as may be required by law.


16.   REGULATORY APPROVAL

This Agreement and the obligations herein may be subject to the prior approval of the OTC-BB, NASD, SEC or other regulatory authorities. Furthermore, Ashley acknowledges that Immediatek may be required by law to disclose to certain securities regulatory authorities certain information with respect to the business and the identity of Ashley and its principals. Ashley will complete, sign and deliver all documentation required by applicable securities laws and regulatory policies in connection with this Agreement, executed as and when required.


IN WITNESS THEREOF, the authorized representatives of Ashley and Immediatek indicate their acceptance of the terms and conditions of this Agreement as outlined above as of the day and year first above written, and by affixing their duly authorized signatures below, Ashley and Immediatek hereby agree to the full activation of this Agreement.



ON BEHALF OF NANCY ASHLEY:          ON BEHALF OF IMMEDIATEK, INC.
                                    (formerly known as ModernGroove
                                    Entertainment, Inc.):

/s/ Nancy Ashley                    /s/ Zach Bair
-------------------------           ----------------------------------
Nancy Ashley                        Name:  Zach Bair
                                    Position:  Chief Executive Officer



2,000,000 Shares. Number of Shares to be issued to Nancy Ashley pursuant to this agreement.

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